Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the caption “Experts” in this Registration Statement (Form F-3) and related Prospectus of PolyPid Ltd. and its subsidiaries (the “Company”) for the registration of ordinary shares and to the incorporation by reference therein of our report dated March 31, 2023, with respect to the consolidated financial statements of the Company, included in its Annual Report (Form 20-F) for the year ended December 31, 2022, filed with the Securities and Exchange Commission.

/s/ KOST FORER GABBAY & KASIERER
Haifa, Israel	KOST FORER GABBAY & KASIERER
February 1, 2024	A Member of Ernst & Young Global